EXHIBIT F.3

April 2, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re:  Northeast Utilities et al.
     File No. 70-9755

Ladies and Gentlemen:

     I am Assistant General Counsel of Northeast Utilities Service Company("NUSCO"), a service company affiliate of Northeast Utilities ("NU"). In connection with the transactions contemplated by the Post-Effective Amendment No. 5 (Amendment No.8) to the Application/Declaration, as amended, in the above referenced file (the "Application"), I have acted as counsel to NU, The Connecticut Light and Power Company ("CL&P"), Western Massachusetts Electric Company ("WMECO"), Holyoke Water Power Company ("HWP"), Northeast Utilities Service Company ("NUSCO") Public Service Company of New Hampshire ("PSNH"), North Atlantic Energy Corporation ("NAEC") Yankee Energy System, Inc. ("YES") and Yankee Gas Services Company ("Yankee Gas") and the other applicants described therein (collectively, the "Applicants"). This opinion is given to you with respect to the transactions described in the Application pursuant to your Instructions as to Exhibits to applications and declarations filed on Form U-1. Except as otherwise defined herein, terms used herein shall have the meanings given them in the Application.

     In connection with this opinion, I have reviewed or caused to be reviewed the Application, and the exhibits thereto, the Applicants' charter documents, as amended to the date of this opinion, the proceedings of their shareholders and boards of directors to date and such other papers, documents and records, and have made or caused to be made such examination of law, as I have deemed relevant and necessary in order to give this opinion. I have assumed that in respect of the Application an appropriate order of the Commission under the Public Utility Holding Company Act of 1935 will be issued and all actions of the Applicants will be in conformity therewith.

     The opinions set forth herein are qualified in their entirety as follows: (a) every opinion rendered herein is expressly subject to the consummation of such transactions in accordance with the Application; (b) no opinion is expressed as to any laws other than the federal laws of the United States and the laws of the States of Connecticut and New Hampshire and of the Commonwealth of Massachusetts; (c) insofar as any opinion relates to the Declaration of Trust of NU or the Certificate of Incorporation or Bylaws of any other Applicant, I have assumed that the Declaration of Trust and that Certificate and those Bylaws will not be amended between now and the time the transactions contemplated by the Application are consummated; and (d) no opinion is expressed as to the securities laws of any state.

     Based on and subject to the foregoing, I am of the opinion that:

     1. All state laws applicable to each of the transactions for which the Commission's approval is sought in the Application will have been complied with at the time each transaction is consummated.

     2. Each of the Applicants are validly organized and duly existing under the laws of their respective state of organization and any debt securities issued by any such Applicant pursuant to the authorization sought in the Application will be the valid and binding obligation of such company.

     3. Debt securities acquired by the Applicants through the NU System Money Pool pursuant to the authorization sought in the Application will be legally acquired.

     4. The consummation of the transactions for which the Commission's approval is sought in the Application will not violate the legal rights of the holders of any securities issued by any of the Applicants or any associate company of such Applicants.

          I hereby consent to the use of this opinion in connection with the filing of the Application.

          I am a member of the Bar of the State of New York.
As to matters involving the laws of other jurisdictions, I have made a study of such laws and consulted with lawyers employed by NUSCO who are admitted to the Bars of such other jurisdictions.


                         Very truly yours,

                         /s/ Jeffrey C. Miller
                         Jeffrey C. Miller
                         Assistant General Counsel
                         Northeast Utilities Service Company